                                                                     EXHIBIT 4.2


                            FORM OF ARTICLES SUPPLEMENTARY


     THE TOWN AND COUNTRY TRUST, a Maryland real estate investment trust having its principal Maryland office in the City of Baltimore, State of Maryland (hereinafter called the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Trustees of the Trust by Article Two, Section 1 of the First Amended and Restated Declaration of Trust (the "Declaration") of the Trust, the Board of Trustees has authorized the classification of ______ unissued shares of the 500,000,000 shares of beneficial interest (the "Shares") which the Trust now has authority to issue into a series designated [SERIES DESIGNATION] and has provided for the issuance of such series.

     SECOND: The number of shares and terms of the [SERIES DESIGNATION] as set by the Board of Trustees are as follows:

     1. DESIGNATION OF SERIES. _______ Shares of the Trust, par value $.01 per share, are hereby constituted as the original number of shares of a series of Shares designated as [SERIES DESIGNATION] (hereinafter sometimes called the "[SERIES DESIGNATION]"). [The [SERIES DESIGNATION] are issuable in whole shares
only.]    The term "Declaration" when used herein shall include all articles or certificates filed pursuant to law in respect of any series of the Shares.

     2.   DIVIDENDS. [INSERT SERIES-SPECIFIC DIVIDEND PROVISIONS, IF ANY.]

     3.   CONVERSION. [INSERT SERIES-SPECIFIC CONVERSION PROVISIONS, IF ANY.]

     4.   VOTING RIGHTS.

     (i) Holders of Shares of the [SERIES DESIGNATION] shall have no voting rights, either general or special, except as expressly required by applicable law, the Declaration[ and as specified in this paragraph 4].

     (ii) [INSERT SERIES-SPECIFIC VOTING PROVISIONS, IF ANY.]

     5. RANK. For the purposes of these Articles Supplementary, any class or classes of Shares of the Trust shall be deemed to rank:

          (a) prior to the [SERIES DESIGNATION] as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Trust if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Shares of the [SERIES DESIGNATION];

          (b) on a parity with the [SERIES DESIGNATION] as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Trust ("Parity Shares"), whether or not the dividend rates, dividend payment dates, or redemption or liquidation preference per share thereof be different from those of the [SERIES DESIGNATION], if the holders of such class of Shares and the Shares of the [SERIES DESIGNATION] shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation preference, without preference or priority one over the other; and

          (c) junior to the [SERIES DESIGNATION], either as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Trust, or both, if such class shall be Common Shares or if the holders of the [SERIES DESIGNATION] shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Trust, as the case may be, in preference or priority to the holders of Shares of such class or classes.

     The [SERIES DESIGNATION] shall rank prior, as to dividends and upon liquidation, dissolution or winding up, to the Common Shares.

     6.   REDEMPTION.    [INSERT SERIES-SPECIFIC REDEMPTION PROVISIONS, IF ANY.]

     7.   LIQUIDATION.

     (i) Upon any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, the holders of Shares of the [SERIES DESIGNATION] shall be entitled, whether from capital or surplus, before any assets of the Trust shall be distributed among or paid over to holders of Common Shares or any other class or series of Shares of the Trust junior to the [SERIES DESIGNATION] as to liquidation preference, to be paid the amount of $____ per Share (the "liquidation preference") of the [SERIES DESIGNATION], plus an amount equal to all accrued and unpaid dividends, thereon (whether or not earned or declared) to and including the date of final distribution. The holders of Shares of the [SERIES DESIGNATION] will not be entitled to receive the liquidation preference until the liquidation preference of any other class of Shares of the Trust ranking senior to the [SERIES DESIGNATION] as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After any such liquidation preference payment, the holders of the [SERIES DESIGNATION] shall not be entitled to any further participation in any distribution of assets of the Trust.

     (ii) If upon any such liquidation, dissolution or winding up of the Trust the assets of the Trust shall be insufficient to make such full payments to the holders of the [SERIES DESIGNATION] and the holders of any Shares ranking as to liquidation, dissolution of winding up on a parity with the [SERIES DESIGNATION], then such assets shall be distributed among the holders of the [SERIES DESIGNATION] ratably in accordance with the respective amounts which would be payable on such Shares of the [SERIES DESIGNATION] or any other such Shares if all amounts thereon were paid in full.

     (iii) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Trust nor the merger or consolidation of any other corporation into or with the Trust nor a reorganization of the Trust, shall be deemed to be a liquidation, dissolution or winding up of the Trust.

     8. PARITY SHARES. So long as any Shares of the [SERIES DESIGNATION] shall remain outstanding, in case the [stated dividends or ]amounts payable on liquidation, dissolution or winding up of the Trust are not paid in full in respect of all outstanding shares of Parity Shares, all such shares shall ratably [(x) in the payment of dividends, including accumulations (if any) in accordance with the sums which would be payable in respect of all outstanding shares of Parity Shares if all dividends were paid in full and (y)] in any distribution of assets upon liquidation, dissolution or winding up of the Trust, in accordance with the sums which would be payable in respect of all outstanding Parity Shares if all sums payable were discharged in full.

     9. [RESTRICTIONS ON CONVERSION TO COMMON SHARES. No Shares of the [SERIES DESIGNATION] may be converted into Common Shares if such conversion would result in any violation of the restrictions set forth in the Declaration, and holders of Shares of the [SERIES DESIGNATION] shall have no right to acquire Common Shares (through conversion or otherwise) which would be prohibited under the Declaration.]

     10.  RESTRICTIONS ON OWNERSHIP.

     (a) RESTRICTION ON OWNERSHIP AND TRANSFER. Except as provided in subparagraph 10(d), prior to the Restriction termination Date (as such term is defined below):

          (i) No person shall beneficially own or constructively own Shares of the [SERIES DESIGNATION] in excess of the Limit (as such term is defined in the Declaration).

          (ii) Any transfer (whether or not such transfer is the result of a transaction entered into through the facilities of the NYSE), that, if effective, would result in any person beneficially or constructively owning Shares of the [SERIES DESIGNATION] in excess of the Limit shall be void AB INITIO as to the transfer of such Shares of the [SERIES DESIGNATION] which otherwise would be beneficially or constructively owned by such person in excess of the Limit; and the intended transferee shall acquire no rights in such Shares of the [SERIES DESIGNATION].

          (iii) Any transfer (whether or not such transfer is the result of a transaction entered into through the facilities of the NYSE) or other event that, if effective, would result in the Trust being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code of 1986, as amended (the "Code"), or would otherwise result in the Trust failing to qualify as a REIT (including, but not limited to, a transfer or other event that would result in the Trust owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), shall be void ab initio as to the transfer of Shares of the [SERIES DESIGNATION] or other event which would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code or would otherwise result in the Trust failing to qualify as a real estate investment trust ("REIT") under applicable provisions of the Code; and the intended transferee or owner or constructive or beneficial owner shall acquire or retain no rights in such Shares of the [SERIES DESIGNATION].

     For purposes hereof, "Restriction Termination Date" shall mean the first day on which the Board of Trustees determines it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

     (b) REMEDIES FOR BREACH. Any Shares of the [SERIES DESIGNATION] which violate the provisions of subparagraph 10(a) shall be converted, with any additional act on the part of the Trust, into a separate class of Shares of the [SERIES DESIGNATION] to be denominated "Excess Shares of the [SERIES DESIGNATION] ". Excess Shares of the [SERIES DESIGNATION] shall be subject to redemption by the Trust in the same manner as Excess Shares pursuant to Article 2, Section 7(d) of the Declaration.

     (c) NOTICE OF RESTRICTED TRANSFER. Any person who acquires or attempts to acquire Shares of the [SERIES DESIGNATION] [or other Securities] in violation of subparagraph 10(a), or any person whose Shares of the [SERIES DESIGNATION] will be redeemed under subparagraph 11(b), shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such transfer or attempted transfer or other event on the Trust's status as a REIT. Each person who is a beneficial owner or constructive owner of Shares of the [SERIES DESIGNATION] and each person (including the shareholder of record) who is holding Shares of the [SERIES DESIGNATION] for a beneficial owner or constructive owners shall provide to the Trust such information that the Trust may request, in good faith, in order to determine the Trust's status as a REIT. Nothing contained in this Paragraph 10 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust's status as a REIT. In the case of an ambiguity in the application of any of the provisions of this paragraph 10, the Board of Trustees shall have the power to determine the application of the provisions of this paragraph 10 with respect to any situation based on the facts known to it.

     (d) EXCEPTIONS. The Board of Trustees, in its sole and absolute discretion, may exempt a person from the limitation on a person beneficially owning Shares of the [SERIES DESIGNATION] in excess of the Limit if:

          (i) Such person is not an individual or treated as the owner of Shares for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) and the Board of Trustees obtains such representations and undertakings from such person as are reasonably necessary to ascertain that no individual's beneficial ownership of such Shares of the [SERIES DESIGNATION] will violate the Limit and such person agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in this Paragraph
     10) will result in such Shares of the [SERIES DESIGNATION] being redeemed by the Trust in accordance with these Articles Supplementary; or

          (ii) Such person does not and represents that it will not own, directly or constructively (by virtue of the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), more than a 9.8% interest (as set forth in Section 856(d)(2)(B)) in a tenant of the Trust and the Board of Trustees obtains such representations and undertakings from such person as are reasonably necessary to ascertain this fact and such person agrees that any violation or attempted violation will result in such Shares of the [SERIES DESIGNATION] being redeemed by the Trust.

Prior to granting any exception pursuant to subparagraph 10(e), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT, provided, however, that obtaining a favorable ruling or opinion shall not be required for the Board of Trustees to grant an exception hereunder.

     (e) LEGEND. Each certificate for Shares of the [SERIES DESIGNATION] shall bear the following legend:

          "The Town and Country Trust (the "Trust") will furnish, without charge, to any shareholder making a written request therefor, a copy of the Trust's First Amended and Restated Declaration of Trust, as amended or supplemented from time to time (the "Declaration"), containing a statement of the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and relative rights and preferences applicable to each class of shares of the Trust, including the Shares of the [SERIES DESIGNATION] represented hereby. Such requests may be directed to The Town and Country Trust, 100 South Charles Street, Baltimore, Maryland 21201. The Board of Trustees is authorized to determine the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and relative rights and preferences applicable to each class and series of Preferred Shares before the issuance of any such Preferred Shares.

          "The Shares of the [SERIES DESIGNATION] represented by this Certificate are subject to restrictions on transfer for the purpose of the Trust's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). With certain further restrictions and exceptions set forth in the Declaration, no person may beneficially own Shares in excess of 5.0% (or such greater percentage as may be determined by the Board of Trustees of the Trust) of the lesser of the number or value of the outstanding Shares of the Trust (unless such person specifically shall have been exempted by the Board of Trustees).
     Any Shares of the [SERIES DESIGNATION] held in excess of the above limitations may be subject to mandatory redemption in certain events, and certain purported acquisitions of Shares of the [SERIES DESIGNATION] in excess of such limitations, or which would result in the disqualification of the Trust as a Real Estate Investment Trust under the Code, shall be void AB INITIO. All capitalized terms in this legend have the meanings set forth in the Declaration, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests."

     11. TRUST INDUCED EVENTS; REDEMPTION OF SHARES OF THE [SERIES DESIGNATION] IN CERTAIN CIRCUMSTANCES.

     Notwithstanding anything to the contrary above:

     (a) Prior to the Restriction Termination Date, if a purported transfer (whether or not such transfer is the result of a transaction entered into through the facilities of the NYSE), change in the capital structure of the Trust or other event would result in a violation of the Ownership Limit and such violation would not occur but for the occurrence of one or more Trust Induced Events then, immediately prior to the occurrence of such transfer, change in the capital structure of the Trust or other event, an amount of Shares of the [SERIES DESIGNATION] (rounded up to the nearest tenth of a share) automatically shall be redeemed by the Trust from the actual owner of Shares of the [SERIES DESIGNATION] which is beneficially or constructively owned by any person who (but for this Paragraph 11) would beneficially or constructive own Shares of the [SERIES DESIGNATION] in excess of the Ownership Limit after the occurrence of the Transfer, change in the capital structure of the Trust or other event. The redemption price of each Share of the [SERIES DESIGNATION] automatically redeemed pursuant to this Paragraph 11 shall be (i) the price per share paid for the Shares of the [SERIES DESIGNATION] in the purported transfer that resulted in the redemption, or (ii) if the transfer or other event that resulted in the redemption was not a transaction in which the full value was paid for such Shares of the [SERIES DESIGNATION] a price per share equal to the Market Price on the date of the purported transfer or other event that resulted in the redemption. [In either case, dividends which are accrued but unpaid with respect to the redeemed shares as of the date of the purported transfer or other event that resulted in the redemption shall be paid (except as limited by the next succeeding sentence). Any dividend or other distribution paid prior to the discovery that the Shares of the [SERIES DESIGNATION] have been redeemed by the Trust shall be repaid to the Trust upon demand.] For purposes hereof, the term "Trust Induced Event" shall mean [either (x) the election by one or more holders of Shares of the [SERIES DESIGNATION] to convert all or a portion of such Shares of the [SERIES DESIGNATION] into Common Shares, or (y)] the redemption or purchase by the Trust of all or a portion of the outstanding Shares of the [SERIES DESIGNATION].

     (b) Prior to the Restriction Termination Date, if (i) there is a purported transfer (whether or not such transfer is the result of a transaction entered into through the facilities of the NYSE), change in the capital structure of the Trust or other event (a "Non-Voidable Event") to which Paragraph 11(a) would not otherwise apply, and (ii) one or more of the restrictions on ownership and transfers described in subparagraph 10(a) would be violated upon the occurrence of such Non-Voidable Event then, if and only if such Non-Voidable Event cannot be voided pursuant to subparagraph 10(a)(ii), (iii) or (iv) (as applicable), subparagraph (11)(a) shall apply to such Non-Voidable Event as if it were a Trust Induced Event.

     12. SETTLEMENT. Nothing in these Articles Supplementary shall preclude the settlement of any transaction entered into through facilities of the NYSE.

     13.  CERTAIN DEFINITIONS.

     (a) The term "outstanding", when used in reference to Shares, shall mean issued Shares. Any Shares of the [SERIES DESIGNATION] which are [redeemed by the Trust, purchased and delivered in satisfaction of any sinking fund requirements provided for Shares of the [SERIES DESIGNATION], converted in accordance with the terms thereof, or otherwise] acquired by the Trust, shall cease to be deemed to be "outstanding" for all purposes hereof and shall resume the status of authorized but unissued Shares.

     (b)  [INSERT SERIES-SPECIFIC DEFINITIONS, IF ANY.]

     14. EXCLUSION OF OTHER RIGHTS. Unless otherwise required by law, Shares of the [SERIES DESIGNATION] shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein, in the Declaration or as provided by applicable law.

     15. NOTICE. All notices or communications unless otherwise specified in the Bylaws of the Trust or these Articles Supplementary shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.

     16. INTERPRETATION OR ADJUSTMENT BY BOARD OF TRUSTEES. The Board of Trustees of the Trust, consistent with Maryland law, may interpret or adjust the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification which does not affect adversely the rights of beneficial owners of Shares of the [SERIES DESIGNATION] and if such inconsistency or ambiguity reflects any typographical error, error in transcription or other error the Board of Trustees may authorize the filing of a Certificate of Correction.

     IN WITNESS WHEREOF, The Town and Country Trust has caused these presents to be signed in its name and on its behalf by its ______________ and attested by its [Assistant] Secretary, and the said officers of the Trust further acknowledge said instrument to be the act of the Trust and state under the penalties of perjury that to the best of their knowledge, information and belief the matters and facts therein set forth in respect of approval are true in all material respects, all on __________, 20__.

                                   THE TOWN AND COUNTRY TRUST


                                   By:
                                      ---------------------------
                                        Name:
                                        Title:

Attest:


-------------------------
Name:
[Assistant] Secretary